Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Terry J. Bennett
Corporate Secretary
(413) 564-6212

WORONOCO BANCORP, INC. ANNOUNCES SPECIAL MEETING DATE

WESTFIELD, MA—February 24, 2005— Woronoco Bancorp, Inc. (the “Company”) (AMEX:WRO), announced today that a special meeting of shareholders to consider a proposal to adopt an Agreement and Plan of Merger pursuant to which the Company will merge with and into Berkshire Hills Bancorp, Inc. will be held Tuesday, April 12, 2005 at 10:00 a.m., Eastern Time, at the Springfield-Marriott, the Corner of Boland and Columbus Avenues, Springfield, Massachusetts. The record date is March 6, 2005 for determination of shareholders entitled to vote at the special meeting.

Woronoco Bancorp, Inc. is a publicly owned savings and loan holding company and the parent corporation of Woronoco Savings Bank, a Massachusetts stock savings bank headquartered at 31 Court Street, Westfield, MA 01085. The Bank provides a wide variety of financial products and services through its branch offices located throughout Hampden and Hampshire Counties in Western Massachusetts. The Bank also offers a full line of property and casualty insurance products and various life insurance and group life, group health and accident insurance products for individuals and commercial clients through its subsidiary the Woronoco Insurance Group, Inc. For more information regarding the Bank’s products and services, and for Woronoco Bancorp, Inc. investor-relations information, please visit www.woronoco.com.

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